HealthEquity Reports First Quarter Ended April 30, 2017 Financial Results
Highlights of the first quarter include:

•	Revenue of $55.4 million, an increase of 26% compared to Q1 FY17.

•	Net income of $14.0 million, an increase of 74% compared to Q1 FY17.

•	Net income per diluted share of $0.23 compared to $0.14 in Q1 FY17.

•	Adjusted EBITDA of $22.4 million, an increase of 24% compared to Q1 FY17.

Draper, Utah – June 6, 2017 – HealthEquity, Inc. (NASDAQ: HQY) ("HealthEquity" or the "Company"), the nation's largest health savings account ("HSA") non-bank custodian, today announced financial results for its first quarter ended April 30, 2017.
Jon Kessler, President and CEO of HealthEquity said, “During the first quarter our team began the fiscal year the way that we ended last year, outpacing the market’s 20% growth rate as we grew HSAs by 26% year-over-year, adding nearly 77,000 new HSAs and $189 million in custodial assets in the first quarter. Even more importantly, custodial investments grew by 58% year-over-year, as we continue to succeed in enabling our HSA members to build health savings.”

First quarter financial results
For the first quarter ended April 30, 2017, HealthEquity reported revenue of $55.4 million, an increase of 26% compared to $44.0 million for the first quarter ended April 30, 2016. Revenue consisted of:

•	Service revenue of $22.5 million, an increase of 18% compared to Q1 FY17.

•	Custodial revenue of $19.3 million, an increase of 40% compared to Q1 FY17.

•	Interchange revenue of $13.6 million, an increase of 21% compared to Q1 FY17.

Net income was $14.0 million for the first quarter ended April 30, 2017, compared to $8.1 million for the first quarter ended April 30, 2016.
Net income per diluted share was $0.23 for the first quarter ended April 30, 2017, compared to $0.14 for the first quarter ended April 30, 2016.
Adjusted EBITDA was $22.4 million for the first quarter ended April 30, 2017, an increase of 24% compared to $18.0 million for the first quarter ended April 30, 2016.
HSA Member and Custodial asset metrics
The total number of HSAs for which we serve as a non-bank custodian ("HSA Members") as of April 30, 2017 was 2.8 million, an increase of 26% from 2.2 million as of April 30, 2016.
Total Custodial Assets as of April 30, 2017 was $5.2 billion, an increase of 28% year over year, consisting of:

•	Custodial Cash Assets of $4.4 billion, an increase of 24% compared to Q1 FY17; and

•	Custodial Investment Assets of $0.8 billion, an increase of 58% compared to Q1 FY17.

Business outlook
We are increasing our business outlook for the year ended January 31, 2018. We are increasing our revenue outlook from a range between $220.0 million and $225.0 million to a range between $222.0 million and $227.0 million, our net income from a range between $30.0 million and $34.0 million to a range between $33.0 million and $37.0 million, our Adjusted EBITDA from a range between $77.0 million and $82.0 million to a range between $78.0 million and $83.0 million. We also expect our non-GAAP net income to be in a range between $38.0 million and $42.0 million. Our non-GAAP net income is calculated by adding back to net income all non-cash stock-based compensation expense, net of an estimated statutory tax rate of 38%, and the impact of excess tax benefits due to the adoption of Accounting Standards Update ("ASU") 2016-09. Our non-GAAP net income outlook results in a non-GAAP net income per diluted share range between $0.62 and $0.67 (based on an estimated 62.0 million diluted weighted-average shares outstanding).

A reconciliation of the non-GAAP financial measures used throughout this release to the most comparable GAAP financial measures is included with the financial tables at the end of this release.
Conference call
HealthEquity management will host a conference call at 5:00 pm (Eastern Time) on Tuesday, June 6, 2017 to discuss the fiscal year 2018 first quarter results. The conference call will be accessible by dialing 844-791-6252, or 661-378-9636 for international callers, and referencing conference ID 23367222. A live audio webcast of the call will also be available on the investor relations section of our website at http://ir.healthequity.com.
Non-GAAP financial Information
To supplement our financial information presented on a GAAP basis, we disclose Adjusted EBITDA, non-GAAP net income and non-GAAP net income per diluted share, which are non-GAAP financial measures. We define Adjusted EBITDA as adjusted earnings before interest, taxes, depreciation and amortization, stock-based compensation expense, and other certain non-operating items. Non-GAAP net income is calculated by adding back to net income all non-cash stock-based compensation expense, net of an estimated statutory tax rate of 38%, and the impact of excess tax benefits due to the adoption of ASU 2016-09. Non-GAAP net income per diluted share is calculated by dividing non-GAAP net income by diluted weighted-average shares outstanding.

Non-GAAP financial measures should be considered in addition to results prepared in accordance with GAAP and should not be considered as a substitute for, or superior to, GAAP results. The Company cautions investors that non-GAAP financial information, by its nature, departs from GAAP; accordingly, its use can make it difficult to compare current results with results from other reporting periods and with the results of other companies. Whenever we use these non-GAAP financial measures, we provide a reconciliation of the applicable non-GAAP financial measure to the most closely applicable GAAP financial measure. Investors are encouraged to review the related GAAP financial measures and the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measure as detailed in the tables below.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements regarding the Company’s industry, business strategy, plans, goals and expectations concerning our market position, product expansion, future operations, revenue, margins, profitability, future efficiencies, capital expenditures, liquidity and capital resources and other financial and operating information. When used in this discussion, the words “may,” “believes,” “intends,” “seeks,” “anticipates,” “plans,” “estimates,” “expects,” “should,” “assumes,” “continues,” “could,” “will,” “future” and the negative of these or similar terms and phrases are intended to identify forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the control of the Company. The Company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to, the continued availability of tax-advantaged, consumer-directed benefits to employers and employees, the Company’s ability to acquire and retain new network partners and to cross-sell its products to existing network partners and members, the Company’s ability to successfully identify, acquire and integrate portfolio purchases or acquisition targets, the Company’s ability to raise awareness among employers and employees about the advantages of adopting and participating in consumer-directed benefits programs, and the Company’s ability to identify and execute on network partner opportunities. For a detailed discussion of these and other risk factors, please refer to the risks detailed in the Company’s filings with the Securities and Exchange Commission, including, without limitation, our most recent Annual Report on Form 10-K and subsequent periodic and current reports. Past performance is not necessarily indicative of future results. The Company undertakes no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this press release.

HealthEquity, Inc. and its subsidiaries
Consolidated balance sheets (unaudited)

(in thousands, except par value)	April 30, 2017	January 31, 2017
Assets
Current assets
Cash and cash equivalents	$155,085	$139,954
Marketable securities, at fair value	40,472	40,405
Total cash, cash equivalents and marketable securities	195,557	180,359
Accounts receivable, net of allowance for doubtful accounts of $75 as of April 30, 2017 and January 31, 2017	18,988	17,001
Inventories	529	592
Other current assets	4,069	2,867
Total current assets	219,143	200,819
Property and equipment, net	6,083	5,170
Intangible assets, net	64,683	65,020
Goodwill	4,651	4,651
Deferred tax asset	6,438	1,615
Other assets	1,851	1,861
Total assets	$302,849	$279,136
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$1,545	$3,221
Accrued compensation	4,325	8,722
Accrued liabilities	4,435	3,760
Total current liabilities	10,305	15,703
Long-term liabilities
Other long-term liabilities	1,700	1,456
Deferred tax liability	—	37
Total long-term liabilities	1,700	1,493
Total liabilities	12,005	17,196
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.0001 par value, 100,000 shares authorized, no shares issued and outstanding as of April 30, 2017 and January 31, 2017, respectively	—	—
Common stock, $0.0001 par value, 900,000 shares authorized, 59,904 and 59,538 shares issued and outstanding as of April 30, 2017 and January 31, 2017, respectively	6	6
Additional paid-in capital	238,953	232,114
Accumulated other comprehensive loss	(191)	(165)
Accumulated earnings	52,076	29,985
Total stockholders’ equity	290,844	261,940
Total liabilities and stockholders’ equity	$302,849	$279,136

HealthEquity, Inc. and its subsidiaries
Consolidated statements of operations and comprehensive income (unaudited)

(in thousands, except per share data)	Three months ended April 30,
	2017	2016
Revenue:
Service revenue	$22,487	$18,994
Custodial revenue	19,319	13,811
Interchange revenue	13,615	11,208
Total revenue	55,421	44,013
Cost of revenue:
Service costs	15,575	11,257
Custodial costs	2,801	2,356
Interchange costs	3,304	2,719
Total cost of revenue	21,680	16,332
Gross profit	33,741	27,681
Operating expenses:
Sales and marketing	4,621	4,183
Technology and development	6,242	4,625
General and administrative	5,868	4,574
Amortization of acquired intangible assets	1,083	1,049
Total operating expenses	17,814	14,431
Income from operations	15,927	13,250
Other expense:
Other expense, net	(90)	(641)
Total other expense	(90)	(641)
Income before income taxes	15,837	12,609
Income tax provision	1,808	4,536
Net income	$14,029	$8,073
Net income per share:
Basic	$0.23	$0.14
Diluted	$0.23	$0.14
Weighted-average number of shares used in computing net income per share:
Basic	59,720	57,820
Diluted	61,400	59,399
Comprehensive income:
Net income	14,029	8,073
Other comprehensive loss:
Unrealized loss on available-for-sale marketable securities, net of tax	(26)	(39)
Comprehensive income	$14,003	$8,034

HealthEquity, Inc. and its subsidiaries
Statement of Cash flows (unaudited)

	Three months ended April 30,
(in thousands)	2017	2016
Cash flows from operating activities:
Net income	$14,029	$8,073
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,482	2,947
Amortization of deferred financing costs and other	41	18
Deferred taxes	3,218	34
Stock-based compensation	3,010	1,822
Changes in operating assets and liabilities:
Accounts receivable	(1,987)	(1,398)
Inventories	63	22
Other assets	(1,207)	(4,739)
Accounts payable	(1,545)	(1,241)
Accrued compensation	(4,397)	(5,173)
Accrued liabilities	625	1,164
Other long-term liabilities	244	583
Net cash provided by operating activities	15,576	2,112
Cash flows from investing activities:
Purchases of marketable securities	(109)	(86)
Purchase of property and equipment	(1,437)	(321)
Purchase of software and capitalized software development costs	(2,728)	(2,003)
Net cash used in investing activities	(4,274)	(2,410)
Cash flows from financing activities:
Proceeds from exercise of common stock options	3,829	145
Tax benefit from exercise of common stock options	—	9,278
Net cash provided by financing activities	3,829	9,423
Increase in cash and cash equivalents	15,131	9,125
Beginning cash and cash equivalents	139,954	83,641
Ending cash and cash equivalents	$155,085	$92,766
Supplemental disclosures of non-cash investing and financing activities:
Purchases of property and equipment included in accounts payable or accrued liabilities at period end	$133	$8
Purchases of software and capitalized software development costs included in accounts payable or accrued liabilities at period end	141	111

Stock-based compensation expense (unaudited)
Total stock-based compensation expense included in the consolidated statements of operations and comprehensive income is as follows:

	Three months ended April 30,
(in thousands)	2017	2016
Cost of revenue	$491	$375
Sales and marketing	317	213
Technology and development	672	357
General and administrative	1,530	877
Total stock-based compensation expense	$3,010	$1,822
HSA Members (unaudited)

	April 30, 2017	April 30, 2016	% Change	January 31, 2017
HSA Members	2,805,280	2,228,041	26%	2,746,132
Average HSA Members - Year-to-date	2,782,779	2,211,860	26%	2,339,091
Average HSA Members - Quarter-to-date	2,782,779	2,211,860	26%	2,519,382
HSA Members with investments	76,996	49,761	55%	65,906
Custodial assets (unaudited)

(in thousands, except percentages)	April 30, 2017	April 30, 2016	% Change	January 31, 2017
Custodial cash	$4,454,928	$3,597,111	24%	$4,380,487
Custodial investments	772,867	488,343	58%	658,580
Total custodial assets	$5,227,795	$4,085,454	28%	$5,039,067
Average daily custodial cash - Year-to-date	$4,410,507	$3,518,081	25%	$3,661,058
Average daily custodial cash - Quarter-to-date	$4,410,507	$3,518,081	25%	$3,854,518

Net income reconciliation to Adjusted EBITDA (unaudited)

	Three months ended April 30,
(in thousands)	2017	2016
Net income	$14,029	$8,073
Interest income	(157)	(120)
Interest expense	67	68
Income tax provision	1,808	4,536
Depreciation and amortization	2,398	1,898
Amortization of acquired intangible assets	1,083	1,049
Stock-based compensation expense	3,010	1,822
Other (1)	180	693
Adjusted EBITDA	$22,418	$18,019

(1)	For the three months ended April 30, 2017 and 2016, Other consisted of non-income-based taxes of $88 and $84, other costs of $54 and $24, and acquisition-related costs of $38 and $585, respectively.

Reconciliation of Adjusted EBITDA outlook (unaudited)

Outlook for the year ending
(in millions)	January 31, 2018
Net income	$33 - $37
Income tax provision	14 - 15
Depreciation and amortization	~ 12
Amortization of acquired intangible assets	~ 4
Stock-based compensation expense	~ 14
Other	~ 1
Adjusted EBITDA	$78 - $83

Reconciliation of non-GAAP net income per diluted share (unaudited)

	Three months ended	Outlook for the year ending
(in millions, except per share data)	April 30, 2017	January 31, 2018
Net income	$14	$33 - $37
Stock compensation, net of tax (1)	2	~ 9
Excess tax benefit due to adoption of ASU 2016-09	(4)	~ (4)
Non-GAAP net income	$12	$38 - $42

Diluted weighted-average shares used in computing GAAP and Non-GAAP per share amounts	61	62
Non-GAAP net income per diluted share	$0.19	$0.62 - $0.67
(1) The Company used an estimated statutory tax rate of 38% to calculate the net impact stock-based compensation expense.